Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 23, 2021 relating to the consolidated financial statements of Leidos Holdings, Inc. and its subsidiaries and the effectiveness of Leidos Holdings, Inc. and its subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Leidos Holdings, Inc. for the year ended January 1, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

McLean, Virginia

May 6, 2021